Exhibit 10.1

Date: September 28, 2012

SUBJECT: Amendment #1 to Stock Ownership Guidelines

In connection with the majority vote against the approval of Kforce’s executive compensation by shareholders at the Annual Meeting of Shareholders on June 19, 2012, the Compensation Committee of the Kforce Inc. Board of Directors (“Compensation Committee”) determined it is in the best interests of the Firm and its shareholders to amend the holding period previously acknowledged by you related to the accelerated restricted stock awards.

The intent of this letter is to outline the amended sections of the Stock Ownership Guidelines previously acknowledged by you. Only modified sections of the Stock Ownership Guidelines have been included below. All other remaining terms remain in effect.

A.	Amended Holding Period Applicable To Accelerated Shares

As it relates to the shares of restricted stock that were discretionarily accelerated by the Compensation Committee effective March 31, 2012, you shall be required to hold 100% of the resulting Net Shares for a period of at least eighteen (18) months (the “Restricted Period”), or through September 30, 2013. In the event of any termination during the Restricted Period, the Net Shares shall continue to be subject to the holding requirement for the duration of the Restricted Period, but such shares shall not be subject to forfeiture. It is understood that non-compliance with this provision could result in termination with cause or any other actions the Firm deems to be appropriate to enforce the Restricted Period.

Subsequent to the expiration of the Restricted Period, you will be subject to the general stock ownership guidelines outlined in the Stock Ownership Guidelines.

B.	Acknowledgment and Agreement of Amendment

By his or her signature below, the undersigned acknowledges receipt of these amended guidelines, has reviewed the changes in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Acknowledgement and Agreement, fully understands all provisions of the amended guidelines and this Acknowledgement and Agreement, and agrees to comply with and be bound by them.

Signature Date